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                                                                   Exhibit 10.3a
                            INTERCONNECTION AGREEMENT


                                 By and Between


                   NEW YORK STATE ELECTRIC & GAS CORPORATION,


                                       and


                                 AES NY, L.L.C.



                           Dated as of August 3, 1998



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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I. DEFINITIONS.........................................................2
   1.0 Definitions.............................................................2
ARTICLE 2 TERM................................................................10
   2.0 Term...................................................................10
ARTICLE 3 CONTINUING OBLIGATIONS AND RESPONSIBILITIES.........................13
   3.0 Continuing Obligations and Responsibilities............................13
     3.1 Interconnection Service..............................................13
     3.2 Access, Easements, Conveyances, Licenses, and Restrictions...........14
     3.3 Facility and Equipment Maintenance...................................16
     3.4 New Construction or Modifications....................................17
     3.5 Inspections..........................................................21
     3.6 Information Reporting Obligations....................................22
     3.7 Local Services.......................................................23
     3.8 NYSEG Provided Local Services........................................25
        3.8.1 Substation Service Power........................................25
        3.8.2 Building Services...............................................25
        3.8.3 Revenue Metering................................................25
     3.9 Buyer Provided Local Services........................................27
        3.9.1 Substation Service Power........................................27
        3.9.2 Building Services...............................................27
        3.9.3 Remote Terminal Units...........................................28
        3.9.4 Substation Operations...........................................28
        3.9.5 Line Operation Information......................................28
        3.9.6 Meter Data......................................................28
        3.9.7 Storage and Office Space........................................28
     3.10 Spare Parts.........................................................29
     3.11 Emergency Procedure.................................................29
     3.12 Interconnection Service Interruptions...............................30
     3.13 Non-Dispatchability Notification....................................31
     3.14 Scheduled Maintenance Notification and Coordination.................32
        3.14.1 Transmission System Maintenance................................32
        3.14.2  Local Routine Inspection and Maintenance......................32
     3.15 Safety..............................................................33
     3.16 Environmental Compliance and Procedures.............................34
ARTICLE 4 OPERATIONS..........................................................35
   4.0 Operations.............................................................35
     4.1 General..............................................................35
     4.2 Buyer's Operating Obligations........................................36
     4.3 Auditing of Accounts and Records.....................................39
ARTICLE 5 COST RESPONSIBILITIES AND BILLING PROCEDURES........................39
   5.0 Cost Responsibilities and Billing Procedures...........................39
     5.1 Cost Responsibilities for Local Services.............................39
     5.2 Billing Procedures...................................................40
     5.3 Payment of Invoices..................................................40
     5.4 Interest on Unpaid Balances..........................................41
     5.5 Default..............................................................41
     5.6 Billing Dispute......................................................41
ARTICLE 6 DOCUMENTATION.......................................................41
   6.0 Documentation..........................................................41
     6.1 Drawings.............................................................41
ARTICLE 7 CONFIDENTIALITY.....................................................42

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   7.0  Confidentiality.......................................................42
     7.1 Confidentiality of NYSEG.............................................42
     7.2 Confidentiality of the Buyer.........................................43
     7.3 Confidentiality of Audits............................................44
     7.4 Remedies.............................................................45
ARTICLE 8 EVENTS OF DEFAULT...................................................45
   8.0  Events of Default.....................................................45
 ..............................................................................45
   9.0 Indemnification........................................................48
     9.1 Buyer's Indemnification..............................................48
     9.2 NYSEG's Indemnification..............................................48
     9.3 Indemnification Procedures...........................................49
     9.4 Survival.............................................................49
ARTICLE 10 INSURANCE..........................................................49
   10.0 Insurance.............................................................49
ARTICLE 11 FORCE MAJEURE......................................................51
   11.0 Force Majeure.........................................................51
ARTICLE 12 DISPUTES...........................................................53
   12.0 Disputes..............................................................53
ARTICLE 13 REPRESENTATIONS....................................................53
   13.0 Representations.......................................................53
     13.1 Representations of NYSEG............................................53
        13.1.1  Organization..................................................53
        13.1.2  Authority Relative to this Agreement..........................53
        13.1.3  Regulatory Approval...........................................54
        13.1.4  Compliance With Law...........................................54
     13.2 Representations of the Buyer........................................54
        13.2.1  Organization..................................................54
        13.2.2  Authority Relative to this Agreement..........................54
        13.2.3  Regulatory Approval...........................................55
        13.2.4  Compliance With Law...........................................55
     13.3 Representations of Both Parties.....................................55
ARTICLE 14 ASSIGNMENT/CHANGE IN CORPORATE IDENTITY............................55
   14.0 Assignment/Change in Corporate Identity...............................56
ARTICLE 15 SUBCONTRACTORS.....................................................57
   15.0 Subcontractors........................................................57
ARTICLE 16 LABOR RELATIONS....................................................58
   16.0 Labor Relations.......................................................58
ARTICLE 17 INDEPENDENT CONTRACTOR STATUS......................................58
   17.0 Independent Contractor Status.........................................58
ARTICLE 18 LIMITATION OF LIABILITY............................................58
   18.0 Limitation on Damages.................................................58
ARTICLE 19 NOTICES............................................................59
   19.0 Notices...............................................................59
ARTICLE 20 HEADINGS...........................................................60
   20.0 Headings..............................................................60
ARTICLE 21 WAIVER.............................................................60
   21.0 Waiver................................................................60
ARTICLE 22 COUNTERPARTS.......................................................61
   22.0 Counterparts..........................................................61
ARTICLE 23 GOVERNING LAW......................................................61
   23.0 Governing Law.........................................................61
     23.1 Laws and Regulations................................................61

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ARTICLE 24 SEVERABILITY.......................................................62
   24.0 Severability..........................................................62
ARTICLE 25 AMENDMENT..........................................................62
   25.0 Amendments............................................................62
ARTICLE 26 ENTIRE AGREEMENT...................................................63
   26.0 Entire Agreement......................................................63
ARTICLE 27 NO THIRD PARTY BENEFICIARIES.......................................63
   27.0 No Third Party Beneficiaries..........................................63
ARTICLE 28 CONFLICTS..........................................................63
   28.0 Conflicts.............................................................63
 ..............................................................................63
ARTICLE 29 FURTHER ASSURANCES.................................................64
   29.0 Further Assurances....................................................64
 ..............................................................................64




                                    Schedules


 Schedule A       -        NYSEG Interconnection Facilities and Associated
                           Equipment

 Schedule B       -        NYSEG's Bulletin 86-01

 Schedule C       -        NYSEG's Switching and Tagging Training Manual

 Schedule D       -        Voltage Regulation

 Schedule E       -        Insurance Requirements

 Schedule F       -        NYSEG Maintenance Guide for Electrical
                           Equipment





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                            INTERCONNECTION AGREEMENT


         This Interconnection Agreement (the "Agreement") dated as of August 3, 1998 by and between New York State Electric & Gas Corporation ("NYSEG"), a New York corporation with an office for the transaction of business at Corporate Drive, Kirkwood Industrial Park, Binghamton, New York 13902-5225, and AES NY, L.L.C. ("Buyer"), a Delaware limited liability company with a principal place of business located at 1001 North 19th Street, Arlington, Virginia 22209. NYSEG and the Buyer shall each be considered a "Party" and, collectively, they shall be referred to as the "Parties."


                                   WITNESSETH:

         WHEREAS, NYSEG, NGE Generation, Inc. ("NGE"), an Affiliate of NYSEG, and the Buyer have entered into an Asset Purchase Agreement ("APA") dated as of August 3, 1998 for the sale of NGE's fossil-fired generating facilities, and associated assets and liabilities to the Buyer;

         WHEREAS, the Buyer plans to own and operate such generation assets;

         WHEREAS, NYSEG intends to continue to operate its transmission and distribution businesses from their present locations;

         WHEREAS, such generation assets are interconnected with NYSEG's transmission system; and

         WHEREAS, NGE and the Buyer have agreed in the APA to execute this Agreement in order to establish the requirements, terms and conditions for the interconnection of such generation assets with the transmission system of NYSEG.

         NOW THEREFORE, in order to carry out the transactions contemplated by the APA
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and this Agreement, and in consideration of the mutual representations, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:


                                   ARTICLE I.
                                   DEFINITIONS

         1.0 Definitions. Wherever used in this Agreement with initial capitalization, the following terms shall have the meanings specified or referred to in this Article 1. Any term not defined herein has the meaning set forth in the APA.

         1.1 "Affiliate" shall mean, with respect to a corporation, partnership, or other entity, each other corporation, partnership, or other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such corporation, partnership, or other entity.

         1.2 "Agreement" shall mean this Interconnection Agreement dated as of August 3, 1998 by and between NYSEG and the Buyer, including all schedules attached hereto and any amendments hereto.

         1.3 "Buyer's Purchased Assets" shall mean the Purchased Assets as defined in Section 2.1 of the APA, which shall include the Fossil Plants, and any additions, modifications or replacements thereto.

         1.4 "Closing" shall mean the closing of the transactions contemplated by the APA.

         1.5 "Closing Date" shall mean the date and time at which the Closing actually occurs.

         1.6 "Easement Agreement" shall mean, with respect to the Buyer's Purchased Assets and the Excluded Assets, the Reciprocal Easement Agreement between the Buyer and NYSEG

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containing grants and reservations of easements and other rights with respect to such assets, which agreement has been executed and dated contemporaneously with this Agreement and is incorporated into this Agreement as if set forth in this Agreement.

         1.7 "Effective Date" shall mean the date referenced in the first paragraph of this Agreement.

         1.8 "Emergency" shall mean (a) with respect to NYSEG, a condition or situation which the NYPP, NYISO, the System Operator, or NYSEG deems immediately likely to (i) endanger life or property, or (ii) adversely affect or impair the Transmission System, NYSEG's electrical systems or the electrical or transmission systems of others to which the Transmission System or NYSEG's electrical system are directly or indirectly connected, which requires , in accordance with Good Utility Practice, that the output of the Fossil Plants be adjusted to avoid or mitigate, and (b) with respect to the Buyer, a condition or situation which the NYPP, NYISO, the System Operator, or the Buyer deems imminently likely to (i) endanger life or property, or (ii) adversely affect or impair the Fossil Plants. Such a condition or situation includes, but is not limited to, overloading or potential overloading, excessive voltage drop or unusual operating conditions.

         1.9 "Environmental Laws" shall mean all present or future Federal, state and local, provincial and foreign, civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface

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strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances or of coal ash. "Environmental Laws" include, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Oil Pollution Act (33 U.S.C. Sections 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C.
Sections 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), all state laws analogous to any of the above and the New York State Environmental Conservation Law.

         1.10 "Excluded Assets" shall mean those transmission, distribution, substation, and communication facilities and related equipment located on the Buyer's property which will not be sold to the Buyer, but will be retained by NYSEG, and which are described or referred to in Schedule 2.2(a)(i) of the APA, including the NYSEG Interconnection Facilities, and any additions, modifications or replacements thereto.

         1.11 "FERC" shall mean the Federal Energy Regulatory Commission, or its successor.

         1.12 "Fossil Plants" shall mean the real and personal property owned or leased by NGE and transferred to the Buyer through the APA and constituting (a) the fossil generation plants described in Schedule 2.1(c) of the APA, and (b) real and personal property used principally for generation purposes in connection with the fossil generation plants described in Schedule 2.1(c) of the APA, including, but not limited to, the following assets:

                  (a) the Real Property (including all buildings, structures and other

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         improvements thereon) described on Schedule 4.10 of the APA, which Real
         Property is associated with the fossil generation plants described in
         Schedule 2.1(c) of the APA, (the "Fossil Plants Real Property"); and

                  (b) the turbines, machinery, equipment, vehicles, furniture and other personal property located on the Fossil Plants Real Property on the Closing Date, which property is associated with the fossil generation plants described in Schedule 2.1 of the APA, and the Joint Use Facilities described in Schedule A of this Agreement as being transferred to the Buyer under the APA.

         1.13 "Good Utility Practice" shall mean any of the applicable practices, methods, and acts:

                  (a) required by NERC, NPCC, NYPP, NYSRC, the System Operator, NYISO, FERC, NYPSC, OSHA, or the successor of any of them, whether or not the Party whose conduct is at issue is a member thereof;

                  (b) required by the policies and standards of NYSEG relating to Emergencies;

                  (c) set forth in NYSEG's Bulletin 86-01; or

                  (d) otherwise engaged in or approved by a significant portion of the electric generation, transmission, and distribution industry in the region during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision is made, could be expected to accomplish the desired result at a reasonable cost consistent with law, regulation, good business practices, reliability, safety, and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all

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         others, but rather to practices, methods, or acts generally accepted by the electric generation, transmission, and distribution industry in the region.

         1.14 "Hazardous Substances" shall mean: (a) any petrochemical or petroleum products, oil, radioactive materials, radon gas other than in the form of a naturally occurring radioactive material, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law; or (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

         1.15 "Interconnection Service" shall mean the service provided by NYSEG to interconnect the Fossil Plants with the Transmission System. Interconnection Service shall not mean the provision of capacity or energy, transmission service, ancillary services, losses, or any other service which is available and/or required under the NYPP Agreement, the NYISO Tariff, NYSEG's Tariff, or any retail wheeling tariff, including any distribution service tariff or contract, in each case as amended from time to time.

         1.16 "Joint Tag List" shall mean the list of personnel approved from time to time by NYSEG in accordance with Good Utility Practice who meet NYSEG's requirements to switch, tag, and ground electrical equipment.

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         1.17 "Joint Use Facilities" shall mean equipment, identified as Joint
Use Facilities in Schedule A, as amended from time to time, which are owned by either NYSEG or the Buyer, and which are primarily used for generation operations but are also essential to the operational reliability of the Transmission System and are, therefore, jointly-operated by NYSEG and the Buyer.

         1.18 "Maintain" shall mean construct, reconstruct, install, inspect, repair, replace, operate, patrol, maintain, use, modernize, expand, or upgrade, or undertake other similar activities.

         1.19 "NGE" shall mean NGE Generation, Inc.

         1.20 "NYISO" shall mean the New York Independent System Operator, or its successor or its equivalent, which has assumed responsibility for the continued operation of the New York control area and the administration of the ISO Tariff, subject to regulation by the FERC, as proposed by the NYPP member systems in their January 27, 1998 filing with the FERC, which filing is subject to the FERC's review.

         1.21 "NYISO Tariff" shall mean the tariff filed with the FERC by the NYPP member systems on December 19, 1997 in Docket Nos. ER97-1523-000, ER97-470-000, and ER97-4234-000, as it may be modified, amended, or superseded from time to time, and related agreements.

         1.22 "NYPP" shall mean the New York Power Pool.

         1.23 "NYPP Agreement" shall mean the NYPP Agreement filed with the FERC on October 30, 1991 in Docket No. ER92-142-000, as it may be modified, amended, or superseded from time to time.

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         1.24 "NYPSC" shall mean the New York State Public Service Commission.

         1.25 "NERC" shall mean North American Electric Reliability Council.

         1.26 "NPCC" shall mean Northeast Power Coordinating Council, a regional reliability governing body, and a sub-council of NERC.

         1.27 "NYSEG" shall mean New York State Electric & Gas Corporation.

         1.28 "NYSEG Bulletin 86-01" shall mean a copy of NYSEG's current Bulletin 86-01 attached hereto as Schedule B.

         1.29 "NYSEG Tariff" shall mean the NYSEG Open Access Transmission Tariff, as filed with the FERC on July 6, 1996 in Docket Nos. 0A96-195-000 and ER96-2438-000 , as it may be modified, amended, or superseded from time to time.

         1.30 "NYSEG Interconnection Facilities" shall mean all structures, facilities, equipment, devices, and apparatus, including those that are identified as NYSEG Interconnection Facilities and Associated Equipment or as Joint Use Facilities owned by NYSEG in Schedule A, as amended from time to time, which facilities are owned or leased by NYSEG and are necessary to facilitate the interconnection of the Fossil Plants to the Transmission System.

         1.31 "NYSRC" shall mean the New York State Reliability Council, or its successor or equivalent, as proposed by the NYPP member systems in their December 19, 1997 filing, which is subject to the FERC's review.

         1.32 "OSHA" shall mean the Occupational Safety and Health
Administration.

         1.33 "Point of Interconnection" shall mean each ownership point of demarcation where capacity, energy, and ancillary services each are transferred between the Fossil Plants and the Transmission System. The Points of Interconnection are specified in Schedule A to this

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Agreement.

         1.34 "Pool Controlled Facilities" or "PCFs" shall mean those NYSEG Interconnection Facilities over which the NYPP, NYISO, or any successor entity, exercises operational control in accordance with the applicable agreement or tariff, or any successor agreement or tariff, as such facilities are designated in Schedule A to this Agreement.

         1.35 [RESERVED]

         1.36 "Qualified Personnel" shall mean individuals trained for their positions by the Buyer and/or NYSEG pursuant to Good Utility Practice.

         1.37 "Release" shall mean release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump, or allow to escape into or through the environment.

         1.38 "Revenue Meters" shall mean all kWh, kVARh meters, pulse isolation relays, pulse conversion relays, transducers used by the NYPP, the NYISO, or NYSEG for billing purposes, and associated totalizing equipment and appurtenances (including voltage transformers and current transformers) used to measure the transfer of capacity, energy or ancillary services between the Parties.

         1.39 "Right-of-Way Access" shall mean gates, roadways, paths, or other means of access used or required to gain entry to the transmission or distribution system rights-of-way with respect to a Party's property or facilities.

         1.40 "Routine Inspection and Maintenance" shall mean any inspection and/or work required pursuant to Good Utility Practice on either Party's property or facilities to ensure (a) reliable substation, transmission, and distribution operations, and (b) transmission and distribution system integrity.

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         1.41 "Secondary Systems" shall mean control or power circuits that operate below 600 volts, AC or DC, including, but not limited to, any hardware, control or protective devices, cables, conductor, electric raceways, secondary equipment panels, transducers, batteries, chargers, and voltage and current transformers.

         1.42 "Spill Prevention Control and Countermeasure Plan (SPCC)" shall mean a plan to be implemented for on-shore facilities that includes physical structures and other measures to respond to and to prevent spills of oil from reaching navigable waters as defined in Section 502(7) of the Federal Water Pollution Control Act, or adjoining shorelines.

         1.43 "Switching and Tagging Training Manual" shall mean NYSEG's "Switching and Tagging Training Manual," dated April 1997, as amended from time to time. A copy of NYSEG's current Switching and Tagging Training Manual is attached hereto as Schedule C.

         1.44 "System Operator" shall mean the energy control center staff responsible for central dispatch as provided in the NYPP Agreement, or the NYISO Tariff, as amended or superseded.

         1.45 "Transmission System" shall mean the facilities, including
PCFs, owned, controlled, or operated by NYSEG for purposes of providing point-to-point transmission service, network integration service, and Interconnection Service, including services under the NYPP Agreement, the NYSEG Tariff, and the NYISO Tariff, which definition shall be subject to the NYPSC proceeding in Case No. 97-E-0251.


                                    ARTICLE 2
                                      TERM

2.0      Term.

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         2.1 Except as provided herein, this Agreement shall become effective as of the Effective Date, or such other effective date as the FERC may establish, and shall continue in full force and effect with respect to a Fossil Plant until the retirement date of that Fossil Plant as proposed on the Effective Date unless terminated on an earlier date by mutual agreement or otherwise in accordance with the terms of this Agreement; provided however, that the provisions of Articles 3, 4, 5, and shall become effective upon the Closing Date. NYSEG shall file this Agreement with the FERC as a Rate Schedule within the meaning of 18 C.F.R. Part 35. The Buyer agrees to support such filing, to cooperate reasonably with NYSEG with respect to such filing, and to provide any information, including the filing of testimony, reasonably required by NYSEG to comply with applicable filing requirements. This Agreement is subject to any necessary regulatory acceptance or approval without any material modification or condition. If any regulatory agency having jurisdiction over this Agreement requires any modification to, or imposes any condition of acceptance or approval of, this Agreement, and

                  (i) such modification or condition could reasonably be expected to, in the aggregate, create, as to the Buyer, a Buyer Material Adverse Effect, as defined in Section 5.3(b) of the APA, or, as to NYSEG, a material adverse effect on the business, assets, operations or conditions (financial or otherwise) of NYSEG, then the Parties shall engage in good faith negotiations for a period of thirty (30) days following the issuance of that acceptance or approval in order to agree to revisions to this Agreement to satisfy, or otherwise address, such modification or condition. If the Parties fail to agree mutually to such changes, then the Parties may exercise their rights under
Article 9 of the APA; or

                  (ii) such modification or condition could not reasonably be expected to, in the

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
aggregate, create, as to the Buyer, a Buyer Material Adverse Effect, as defined in Section 5.3(a) of the APA, or, as to NYSEG, a material adverse effect on the business, assets, operations or conditions (financial or otherwise) of NYSEG, then the Parties shall engage in good faith negotiations for a period of thirty
(30) days following the issuance of that acceptance or approval in order to agree to revisions to this Agreement to satisfy, or otherwise address, such modification or condition. If the Parties fail to agree mutually to such changes, then NYSEG may make a unilateral filing to satisfy the modification or condition, which filing shall attempt to satisfy the intent of the Parties under this Agreement; provided, however, that the Buyer shall have the right to protest the manner in which NYSEG has attempted to satisfy such modification or condition.

         2.2 If (a) the FERC, any State or State regulatory commission, the System Operator, NYPP, or the NYISO implements a change in any law, regulation, rule or practice, or (b) NYSEG complies with a change in any law, regulation, rule or practice, which compliance affects, or may reasonably be expected to affect, NYSEG's performance under this Agreement, then NYSEG and the Buyer shall negotiate in good faith any amendments to this Agreement that are necessary to adapt the terms of this Agreement to such change, and NYSEG shall file such amendments with the FERC. If the Parties are unable to reach agreement on such amendments, NYSEG shall have the right to make a unilateral filing with the FERC to modify this Agreement pursuant to Sections 205 or 206 of the Federal Power Act and the FERC's rules and regulations thereunder; provided that the Buyer shall have the right to oppose such filing by NYSEG and to participate fully in any proceeding established by the FERC to address such amendments.

         2.3 The applicable provisions of this Agreement shall continue in effect after

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
cancellation or termination hereof to the extent necessary to provide for final billings, billing adjustments, and the determination and enforcement of liability and indemnification obligations arising from acts or events that occurred while this Agreement was in effect.


                                    ARTICLE 3
                   CONTINUING OBLIGATIONS AND RESPONSIBILITIES

3.0      Continuing Obligations and Responsibilities.

         3.1 Interconnection Service.

                  3.1.1 NYSEG shall provide the Buyer with Interconnection Service over the NYSEG Interconnection Facilities. A separate description of the NYSEG Interconnection Facilities associated with each Fossil Plant for which the Buyer is requesting Interconnection Service is set forth as part of Schedule A to this Agreement. Interconnection Service shall be provided under this Agreement only with respect to the Fossil Plants, including any addition to, upgrade of, or repowering of such Fossil Plants, and shall not include the interconnection to the Transmission System of any other generating unit, wherever located; provided, however, that such addition, upgrade or repowering of a Fossil Plant shall not extend the expiration date of this Agreement with respect to that Fossil Plant.

                  3.1.2 NYSEG shall provide Interconnection Service at the Points of Interconnection specified in Schedule A to this Agreement. NYSEG shall permit the Buyer to continue to receive Interconnection Service for Fossil Plants as long as (a) the Buyer continues to Maintain the Fossil Plants in accordance with Good Utility Practice, and (b) the Buyer has not committed an event of default under this Agreement.

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                  3.1.3 Except as provided in Section 4.2.1.5, the Buyer shall be responsible for making arrangements under the applicable tariffs for (a) transmission and ancillary services associated with the delivery of capacity and/or energy produced by the Fossil Plants, (b) obtaining capacity and/or energy to satisfy its station service, or other, requirements, and (c) transmission, losses and ancillary services associated with the use of the Transmission System for the delivery of capacity and/or energy to the Fossil Plants; provided, however, that such addition, upgrade or repairing of a Fossil Plant shall not extend the expiration date of this Agreement with respect to that Fossil Plant. NYSEG shall reasonably cooperate with the Buyer's arrangement for such services.

                  3.1.4 NYSEG does not guarantee the non-occurrence of, or warrant against, and the Buyer releases NYSEG from any and all claims or damages associated with, (a) any interruption in the availability of the NYSEG Interconnection Facilities or the Transmission System, or (b) damage to the Buyer's Purchased Assets resulting from electrical transients, including short circuits (faults), or events of force majeure as defined in Article 11, except to the extent that such damage is caused by the gross negligence or willful misconduct of NYSEG.

                  3.1.5 Except as provided in this Agreement, or the New York Transition Agreement and the Milliken Operating Agreement (as those agreements are defined in the APA), NYSEG shall be responsible for arranging separately for the purchase of any capacity, energy, or ancillary services that NYSEG seeks from the Fossil Plant.

         3.2      Access, Easements, Conveyances, Licenses, and Restrictions.

                  3.2.1 General. Points of Interconnection, and certain operation procedures and practices for the NYSEG Interconnection Facilities, are set forth in Schedule A to this

Agreement. NYSEG and the Buyer have granted to each other certain easement, access and other rights regarding the Buyer's Purchased Assets and the Excluded Assets, which grant is memorialized in the Easement Agreement.

                  3.2.2 NYSEG shall be entitled to operate and/or purchase from the Buyer such DC power systems, protection and metering circuit components, Supervisory Control and Data Acquisition ("SCADA") equipment, transformers, Secondary Systems, communications equipment, building facilities, software, documentation, structural components; and other facilities and appurtenances that are necessary for NYSEG to Maintain the Transmission System if: (a) the Buyer shall commence any case under Federal bankruptcy laws or other proceeding under any similar law of any jurisdiction for the relief of debtors, or shall petition or apply for the appointment of a trustee or other custodian, liquidator, or receiver for the Buyer or for any substantial part of the Buyer's Purchased Assets; (b) a decree or order for relief shall be entered in respect of the Buyer in an involuntary case under Federal bankruptcy laws, or in any other proceeding under any similar law of any jurisdiction for the relief of debtors, or a decree or order shall be entered appointing a trustee or other custodian, liquidator, or receiver for the Buyer or for any substantial part of the Buyer's Purchased Assets, and such degree or order shall not be dismissed within sixty (60) days after it is entered; (c) the Buyer shall cease its operations without having an assignee, successor, or transferee in place, which cessation shall remain in place for a period of thirty (30) days; or (d) the Buyer, or the Buyer's assignee, successor, or transferee, shall fail to comply with the material obligations or duties set forth in this Agreement, which failure adversely affects the Transmission System and remains uncorrected for a period of two (2) days.

                  NYSEG shall give the Buyer or the Buyer's assignee, successor or transferee written notice, pursuant to Article 19, of its intent to implement its rights under this Section 3.2.2, which notice shall specify the actual or alleged failure of the Buyer to comply with its obligations or duties. If the failure endangers life or property, or impairs or creates a significant risk to the safety, reliability, stability, or integrity of the Transmission System, NYSEG may implement this Section 3.2.2 without such prior notice as necessary in its judgment to avert such condition. NYSEG shall return operational control of such facilities to the Buyer as soon as practicable after the event permitting NYSEG to exercise such operational control has ceased, or the underlying default has been cured. NYSEG shall operate such facilities in accordance with Good Utility Practice and applicable, material agreements to which the Buyer is a party.

         3.3      Facility and Equipment Maintenance.

                  3.3.1 NYSEG and the Buyer shall each Maintain its own property, equipment, facilities, and appurtenances and access thereto in a safe and efficient manner and pursuant to Good Utility Practice. The Buyer shall Maintain all common-use roadways and plant accesses in or about the Fossil Plants Real Property.

                  3.3.2 At its sole expense, the Buyer shall maintain in full force and effect all permits, licenses, rights-of-way, and other authorizations as may be required to Maintain the Buyer's Purchased Assets. Upon NYSEG's reasonable request, the Buyer shall furnish to NYSEG copies of each permit, license, right-of-way, and authorization promptly following receipt thereof.

                  3.3.3 The Buyer shall perform routine inspections, maintenance, certifications, and tests on the Buyer's Purchased Assets in accordance with Good Utility Practice and the requirements specified in Schedules A, B, C and F.

                  3.3.4    Equipment Testing Obligations.

                           3.3.4.1   NYSEG may reasonably request, pursuant to
Good Utility Practice, that the Buyer test, calibrate, verify, or validate the Fossil Plants, and the Buyer shall promptly comply with such a request. The Buyer shall be responsible for all costs of testing, calibrating, verifying or validating the Fossil Plants. The Buyer may reasonably request, pursuant to Good Utility Practice, that NYSEG test, calibrate, verify, or validate the NYSEG Interconnection Facilities, and NYSEG shall promptly comply with such a request. NYSEG shall be responsible for all costs of testing, calibrating, verifying or validating the NYSEG Interconnection Facilities.

                           3.3.4.2   Pursuant to the foregoing Section 3.3.4.1,
the Buyer shall supply to NYSEG, at NYSEG's request, and at no cost to NYSEG, copies of inspection reports, installation and maintenance documents, test and calibration records, verifications, and validations related to the Fossil Plants, and NYSEG shall supply to the Buyer, at the Buyer's request, and at no cost to the Buyer, copies of inspection reports, installation and maintenance documents, test and calibration records, verifications, and validations related to the NYSEG Interconnection Facilities.

         3.4      New Construction or Modifications.

                  3.4.1 Unless otherwise required by law, regulation, or Good Utility Practices, NYSEG shall not be required at any time to upgrade or otherwise modify its Transmission System.

                  3.4.2 NYSEG may undertake additions, modifications, or replacements of its

Transmission System, including the NYSEG Interconnection Facilities. If such additions, modifications, or replacements might reasonably be expected to affect the Buyer's operation of the Fossil Plants, NYSEG shall provide the Buyer with sixty (60) days' written notice of the necessity of the addition, modification, or replacement in a manner consistent with the NYSEG Standards of Conduct established pursuant to FERC Order No. 889 prior to undertaking such additions, modifications, or replacements. Any such additions, modifications, or replacements shall comply with Good Utility Practice. NYSEG shall use reasonable efforts with respect to such addition, modification, or replacement to minimize any adverse impact on the Fossil Plants.

                  3.4.3 In the event the Buyer plans to increase the capacity of the Fossil Plants, the Buyer shall submit to NYSEG any and all plans and specifications that NYSEG may reasonably request related to such increase. Such specifications and plans shall be submitted by the Buyer to NYSEG not later than twenty-four (24) months prior to the respective commercial operation date for additions, modifications, or replacements to the Fossil Plants that will result in such increase, except as otherwise agreed to by NYSEG. Any such additions, modifications, or replacements shall comply with Good Utility Practice.

                  3.4.4 If the Buyer plans any additions, modifications, or replacements to the Buyer's Purchased Assets that will not increase the capacity of the Fossil Plants, but could reasonably be expected to affect the Transmission System, the Buyer shall give NYSEG reasonable notice, but not less than sixty (60) days' prior written notice thereof; provided, however, that the Buyer shall provide NYSEG with at least twelve (12) months' prior written notice, and shall submit to NYSEG the plans and specifications for such additions, modifications, or replacements if they will involve an outage of the Fossil Plants for thirty (30) days or more. All such additions, modifications, or replacements shall comply with Good Utility Practice, must be accompanied by appropriate information and operating instructions, and shall be subject to the review and approval of NYSEG which review shall be based on Good Utility Practice and which approval, shall not unreasonably be withheld.

                  3.4.5 NYSEG shall inform the Buyer of any additions, modifications, or replacements to the Transmission System that are necessary as a result of the addition, modification, or replacement to the Fossil Plants made pursuant to Sections 3.4.2, 3.4.3 or

                  3.4.6 The Buyer shall reimburse NYSEG for all reasonable costs incurred by NYSEG for such additions, modifications, or replacements made to the Transmission System, including the NYSEG Interconnection Facilities, arising out of such additions, modifications, or replacements of the Fossil Plants, regardless of whether the Fossil Plants enter (or have entered into) service, or are interconnected with the Transmission System. NYSEG shall provide the Buyer with the estimated cost of such addition, modification, or replacement of the Transmission System no later than thirty (30) days prior to the initiation of such addition, modification, or replacement.

                  3.4.7 NYSEG's acceptance of the Buyer's interconnection plans and specifications for any proposed addition, modification or replacement of the Fossil Plants, and NYSEG's participation in interconnected operations with the Buyer, are not and shall not be construed as: (a) confirmation or endorsement of the design of the Fossil Plants; (b) a warranty of safety, durability or reliability of the Fossil Plants; or (c) responsibility for strength, details of design, adequacy, or capability of the Fossil Plants.

                  3.4.8 Notwithstanding anything to the contrary set forth herein, all work performed in connection with the construction, installation, and maintenance of modifications to the Buyer's Purchased Assets that requires the performance of any activities on, or which may physically affect the Transmission System or any part thereof, shall be performed only by the Buyer or by contractors selected by the Buyer, subject to the approval of NYSEG, which shall not be unreasonably withheld.

                  3.4.9 The Buyer shall compensate NYSEG for all reasonable costs and fees required to enable NYSEG to exercise its rights and to fulfill its obligations under this Agreement, including any tax liability, any costs of acquiring land necessary for the NYSEG Interconnection Facilities, the costs and fees of all permits, licenses, franchises, or regulatory or other approvals necessary for the construction, maintenance, and operation of any NYSEG Interconnection Facilities.

                  3.4.10 The Buyer shall modify, at its sole cost and expense, the Fossil Plants as may be reasonably required to conform with changes to Good Utility Practice and additions, modifications, and replacements of the Transmission System reasonably required by Good Utility Practice or implemented in accordance with this Agreement, or the Transmission System including, but not limited to, changes to the voltages at which the Transmission System is operated.

                  3.4.11 Upon completion of any addition, modification, or replacement to the Fossil Plants that may reasonably be expected to affect the Transmission System, but no later than ninety (90) days thereafter, the Buyer shall issue "as built" drawings to NYSEG. Upon completion of any addition, modification, or replacement to the Transmission System that may reasonably be expected to affect the operation of the Fossil Plants, but no later than ninety
(90) days thereafter, NYSEG shall issue "as built" drawings to the Buyer.

         3.5      Inspections.

                  3.5.1 General. NYSEG shall, at its own expense, have the right to inspect or observe all maintenance activities, equipment tests, installation work, construction work, and modification work to the Buyer's equipment, systems, and facilities, including the Buyer's Purchased Assets. If NYSEG observes any deficiencies or defects with respect thereto that might reasonably be expected to adversely affect the Transmission System, or NYSEG's Interconnection Facilities, NYSEG shall notify the Buyer, and the Buyer shall make immediately any corrections necessitated by Good Utility Practice.

                  3.5.2 The Buyer shall, at its own expense, have the right to inspect or observe all maintenance activities, equipment tests, installation work, construction work, and modification work to NYSEG's Interconnection Facilities. If the Buyer observes any deficiencies or defects with respect thereto that might reasonably be expected to adversely affect the Fossil Plants, the Buyer shall notify NYSEG, and NYSEG shall make immediately any corrections necessitated by Good Utility Practice.

                  3.5.3    Joint Use Facilities.

                           3.5.3.1 Joint Use Facilities are identified in
Schedule A to this Agreement. The Party owning such Joint Use Facilities shall Maintain those facilities pursuant to Good Utility Practice. Each Party agrees to perform joint inspections of the Joint Use Facilities one year from the Closing Date, and annually thereafter, or as otherwise mutually agreed upon. NYSEG and the Buyer shall bear their respective costs of participating in such inspections.

                           3.5.3.2 The Party owning such Joint Use Facilities
shall provide to the other Party copies of the written reports, made by or for the first Party, to the other Party summarizing such inspections and describing any loose hardware or foundation problems, guy, shield or ground wire deficiencies, corrosion or other observed defects. Unless the Parties agree that an alternative to such correction is preferable, the Party owning such Joint Use Facilities shall be responsible for correcting any noted deficiency, corrosion, or observed defects within sixty
(60) days or within such other period mutually agreeable to the Parties) from the date of the inspection. The Party owning such Joint Use Facilities shall bear the costs of such correction.

         3.6      Information Reporting Obligations.

                  3.6.1 In order to maintain Interconnection Service, the Buyer shall promptly provide NYSEG with all relevant information, documents, or data that would be expected to affect the Transmission System, and which is reasonably requested by NERC, NPCC, NYPP, the NYISO, the NYPSC, the System Operator, or by NYSEG, which disclosure shall be subject to reasonable restrictions, acceptable to NYSEG and the Buyer, regarding the disclosure of commercially sensitive information provided by the Buyer.

                  3.6.2 The Buyer shall supply accurate, complete, and reliable information in response to reasonable data requests necessary for operations, maintenance, regulatory requirements, and analysis of the Transmission System. Such information may include metered values for MW, MVAR, voltage, current, amperage, automatic voltage regulator status, automatic frequency control, dispatch, frequency, breaker status indication, or any other information reasonably required by NYSEG for reliable operation of the Transmission System pursuant to Good Utility Practice.

                  3.6.3 Information pertaining to generation, transmission, and distribution operating parameters shall be gathered for electronic transmittal to NYSEG using one or more of, but not limited to, the following: SCADA equipment, remote terminal unit ("RTU") equipment, remote access pulse recorders or analog telemetry. Information pertaining to generation operating parameters shall be provided to NYSEG's RTUs in accordance with Schedule A.

         3.7      Local Services.

                  3.7.1 General. NYSEG and the Buyer agree that, due to the integration of certain control schemes, Revenue Metering applications, and communication networks, it is cost effective for them to provide each other with the services set forth in Sections 3.8 and 3.9 below at the prices referenced therein.

                           3.7.1.1 NYSEG and the Buyer shall use their best
efforts to ensure that services provided by one Party to the other Party pursuant to Sections 3.8 and 3.9 shall be available at all times and in the manner and at the prices specified herein. Notwithstanding the foregoing, either Party may change such services, provided that (a) there is no cost to the receiving Party as a result of such change, (b) the quality, reliability, and integrity of the replacement services are equivalent to the services replaced, and (c) there is otherwise no materially adverse effect on the receiving Party.

                           3.7.1.2 Neither NYSEG nor the Buyer shall terminate
any services set forth in Sections 3.8 and 3.9 below without the other Party's written consent, which shall not be unreasonably withheld, or without, in the case of the services set forth in Sections 3.9.4 and 3.9.6, at least one (1) month's prior written notification and, with respect to all other services set forth in Sections 3.8 and 3.9, at least twelve (12) months' prior written notification; provided, however, that if either Party no longer needs or desires a particular service provided under Section 3.8 or 3.9, that Party shall notify the other Party, and the providing Party shall terminate that service as soon thereafter as practicable.

                  3.7.2 Temporary Suspension of Section 3.8 and 3.9 Services. The Party providing the services set forth in Sections 3.8 and 3.9 below shall notify and obtain approval, which approval shall not be unreasonably withheld, from the affected Party of any scheduled temporary suspension of services at least five (5) working days in advance of such suspension. Such notification shall include an estimated time duration for a return to normal conditions. The Party temporarily suspending the service shall use reasonable efforts to minimize the duration of the suspension.

                           3.7.2.1  In the event of any unplanned or forced
suspension of the services set forth in Sections 3.8 and 3.9 below, the Party providing the service shall immediately notify the other Party first verbally and then in writing in accordance with Article 19. The providing Party shall use all reasonable efforts to minimize the duration of that suspension.

                           3.7.2.2  NYSEG and the Buyer agree to use all
reasonable efforts to complete any repairs, modifications, or corrections that are necessary to restore to the other Party as soon as reasonably practicable, any services set forth in Sections 3.8 and 3.9 below that have been suspended. The Party suspending the services shall reimburse the affected Party for the reasonable costs incurred by the affected Party in obtaining equivalent services. The affected Party shall use reasonable efforts to mitigate the costs of obtaining equivalent services.

         3.8      NYSEG Provided Local Services.

                  3.8.1 Substation Service Power. NYSEG shall provide the Buyer, at the Buyer's request and at no charge, with access to Secondary System substation service power at the levels, and at the substation locations, at which such power was provided by NYSEG immediately prior to Closing. NYSEG shall Maintain, at its expense, the Secondary System distribution panels and associated circuit breakers or fuses up to, but not including, the field cables to the Fossil Plants.

                  3.8.2 Building Services. At no cost to the Buyer, NYSEG shall provide heating, ventilation, air conditioning, lighting, and other building services, as and to the extent provided immediately prior to Closing, to the Buyer's Purchased Assets located within NYSEG's Excluded Assets.

                  3.8.3 Revenue Metering. NYSEG shall, at the Buyer's expense, own and Maintain, and have the right to change the location of, all Revenue Meters, and instrument transformers and appurtenances associated with Revenue Meters, analog equipment (transducers and telemetry), conduct meter accuracy and tolerance tests, and prepare all calibration reports required for equipment that measures energy transfers between the Buyer and NYSEG. All meter accuracy and tolerance testing hereunder shall be in accordance with Good Utility Practice and shall be conducted, at the Buyer's request, in the presence of a Buyer's representative.

                           3.8.3.1  NYSEG and the Buyer agree that, if the
Revenue Meters and analog equipment and the Point of Interconnection are not at the same location electrically, the metering data shall be adjusted, or the Revenue Meters shall be compensated, as NYSEG shall deem appropriate, to record delivery of electricity in a manner that accounts for the total (load plus no-load) electrical energy losses occurring between the metering point and the Point of Interconnection, both when the Fossil Plant is delivering energy to NYSEG and when NYSEG is delivering station service power to the Buyer for the Fossil Plants, which adjustment shall be pursuant to the methodology set forth in Schedule A.

                           3.8.3.2  If at any time any Revenue Metering and
analog equipment is
found to be inaccurate by a margin of greater than that allowed under the applicable criteria, rules, and standards, such Revenue Metering and analog equipment shall be made accurate or replaced at the Buyer's expense. Meter readings for the period of inaccuracy shall be adjusted insofar as the extent of the inaccuracy can be reasonably ascertained; provided, however, no adjustment shall be made for meter readings made prior to the point in time halfway between the time of the last test that showed the Revenue Metering and analog equipment in question to be functioning accurately and the time the subsequent inaccuracy is corrected, except by agreement of the Parties. Each Party shall comply with any reasonable request of the other concerning the sealing of Revenue Meters, the presence of a representative of the other Party when the seals are broken and the tests are made, and other matters affecting the accuracy of the measurement of electricity delivered from each Fossil Plant. If either Party believes that there has been a Revenue Meter or analog equipment failure or stoppage, it shall immediately notify the other Party thereof.

                           3.8.3.3.  The Parties shall each keep and maintain
accurate and detailed records relating to the delivery of energy for a period of not less than seven (7) years. Such records shall be made available for inspection by either Party or any governmental agency having jurisdiction with respect thereto during normal business hours upon reasonable notice.

                           3.8.3.4.  NYSEG shall own and Maintain, at the
Buyer's expense, all additional or updated metering and associated equipment needed in the reasonable discretion of NYSEG exercised in accordance with Good Utility Practice.

                           3.8.3.5.  NYSEG shall own and Maintain, at the
Buyer's expense, equipment for real-time communications, real-time reactive power, hourly kWh information, and such other information as required by the NYPP, NYISO, and/or the System Operator, or as reasonably required by NYSEG. The Buyer shall Maintain operating telephone links to provide information deemed necessary by the NYPP, NYISO, and/or the System Operator, or as reasonably deemed necessary by NYSEG, to integrate operation of the Fossil Plants with the Transmission System.


         3.9      Buyer Provided Local Services.

                  3.9.1 Substation Service Power. The Buyer shall provide NYSEG, at NYSEG's request and at no charge, with access to Secondary System substation service power at the levels, and at the substation locations, at which such power was provided from the Fossil Plants immediately prior to the Closing.

                  3.9.2 Building Services. At no cost to NYSEG, the Buyer shall provide NYSEG's Excluded Assets located within the Fossil Plants with heating, ventilation, air conditioning, lighting, and other building services as and to the extent provided prior to Closing.

                  3.9.3 Remote Terminal Units. NYSEG shall own RTUs at each of the Fossil Plants, with the exception of the RTU located in the Milliken station and in the Kintigh station, as specified in Schedule A to this Agreement. The Buyer shall make available to NYSEG, at no cost to NYSEG, all data collected by the RTUs necessary for NYSEG to Maintain the Transmission System and to perform NYPP/NYISO-directed or manual-directed automatic generator control. All RTUs and other data collection or transmission equipment of the Buyer shall be approved by NYSEG, which approval shall not be unreasonably withheld. RTUs owned by the Buyer shall be maintained by the Buyer, at the Buyer's expense, and RTU's owned by

NYSEG shall be maintained by NYSEG, at NYSEG's expense.

                  3.9.4 Substation Operations. NYSEG may request that the Buyer provide NYSEG with substation operating and maintenance services at a mutually agreed upon cost.

                  3.9.5 Line Operation Information. NYSEG and the Buyer shall require remote access to site-specific line operations information within the Fossil Plants as set forth more fully in Schedule A to this Agreement.

                  3.9.6 Meter Data. At no cost to, and as requested by NYSEG, the Buyer shall provide NYSEG with meter data at the locations that require a manual read as set forth in Schedule A to this Agreement.

                  3.9.7 Storage and Office Space. The Buyer shall provide to NYSEG, at no cost to NYSEG, the use of offices, storage areas and building spaces for spare parts and other administrative uses related to NYSEG Interconnection Facilities at the locations in place immediately prior to the Closing.

         3.10     Spare Parts.

                  Where practicable and available, and subject to applicable regulatory and other approvals, NYSEG and the Buyer shall provide the other Party with available spare parts in the event of Emergencies or equipment failures. The Parties shall mutually agree upon payment for, or replacement of, such spare parts. NYSEG presently occupies a minimal amount of Fossil Plant space for the purpose of storage of spare substation parts. NYSEG has the right to maintain the storage of spare parts at the levels as of the time of the Closing.

         3.11     Emergency Procedure.

                  3.11.1 NYSEG shall provide the Buyer with prompt verbal notification of

Emergencies affecting the Transmission System that may reasonably be expected to affect the Buyer's operation of the Fossil Plants or the Buyer's Joint Use Facilities, and the Buyer shall provide NYSEG with prompt verbal notification of Emergencies which might reasonably be expected to affect NYSEG's operations. Such notification shall describe the Emergency, the extent of the damage or deficiency, the anticipated length of the outage, and the corrective action taken and/or to be taken, and shall be followed as soon as practicable with written notification in accordance with Article 19.

                  3.11.2 If in the good faith judgment of a Party, an Emergency endangers or might endanger life or property, the Party recognizing the problem shall take such action as is reasonable and necessary to prevent, avoid, or mitigate injury, danger, and loss. If, however, the Emergency involves transmission or distribution electrical equipment, the Buyer shall notify the System Operator, and shall obtain the consent of such personnel, prior to performing any switching operations.

                  3.11.3 NYSEG may, consistent with Good Utility Practice, have the System Operator take whatever actions or inactions NYSEG deems necessary during an Emergency to (a) preserve public safety, (b) preserve the integrity of the Transmission System or NYSEG's distribution system, (c) limit or prevent damage, and (d) expedite restoration of service. NYSEG shall make reasonable efforts to minimize the effect of such restoration of service on the Fossil Plants.

         3.12     Interconnection Service Interruptions.

                  3.12.1 If at any time, in the reasonable exercise of the System Operator's judgment, or in NYSEG's reasonable judgment exercised in accordance with Good Utility

Practice, the operation of the Buyer's equipment would have an adverse impact on the quality of service rendered by NYSEG (including transmission or distribution service and services provided to end users), or interfere with the safe and reliable operation of the Transmission System, NYSEG may discontinue Interconnection Service and/or curtail, interrupt or reduce energy delivered from the Fossil Plants until the condition has been corrected. Unless the System Operator, or NYSEG, perceives that an Emergency exists or that the risk of one is imminent, NYSEG shall give the Buyer reasonable notice of its intention to discontinue, curtail, interrupt or reduce energy delivery in response to the interfering condition and, where practical, allow suitable time for the Buyer to remove the interfering condition before any such discontinuation, curtailment, interruption or reduction commences. NYSEG's judgment with regard to any discontinuation, curtailment, interruption or reduction of service under this paragraph shall be made pursuant to Good Utility Practice. In the event of any discontinuation, curtailment, interruption or reduction, NYSEG shall promptly confer with the Buyer regarding the interfering conditions that gave rise to the discontinuation, curtailment, interruption or reduction, and NYSEG shall give the Buyer NYSEG's recommendation concerning the timely correction thereof. In the event energy delivery is discontinued, curtailed, interrupted or reduced under this paragraph due to the Buyer's failure to Maintain the Buyer's Purchased Assets pursuant to Good Utility Practice, the Buyer shall compensate NYSEG for all costs reasonably incurred by NYSEG that are attributable to the discontinuation, curtailment, interruption or reduction and restoration of energy delivery. NYSEG shall restore Interconnection Service or, if applicable, cease the curtailment, interruption or reduction of energy delivery upon notification by the System Operator that the interfering condition no longer exists.

         3.13     Non-Dispatchability Notification.

                  3.13.1 If the Buyer anticipates that any generating unit at its Fossil Plants will not be dispatchable by the System Operator, the Buyer shall notify NYSEG with as much lead time as practicable, but no less than seventy-two (72) hours in advance of the expected date at which the Buyer plans to take such unit off-line, and the Buyer shall give NYSEG notice with as much lead time as practicable of the expected date and time of on which generation will be resumed.

                  3.13.2 In the event of a forced outage of any of the Fossil Plants, the Buyer, as soon as practicable, shall notify NYSEG of the Fossil Plant's temporary interruption of generation and the Buyer shall provide NYSEG, as soon as practical, with written notice of the date on which generation is expected to resume at the Fossil Plant.

         3.14     Scheduled Maintenance Notification and Coordination.

                  3.14.1 Transmission System Maintenance. Subject to applicable FERC regulations and policy, and the requirements under the NYPP Agreement or the NYISO Tariff, NYSEG shall, as soon as practicable, give written notice to the Buyer regarding the timing of any scheduled maintenance of the transmission facilities which might reasonably be expected to affect the operation of the Fossil Plants. NYSEG shall, to the extent practicable, schedule any testing, shutdown, or withdrawal of those facilities to coincide with the Buyer's scheduled outages of the Fossil Plants. To facilitate such notification, in June of each year, or on another date mutually acceptable to the Parties, the Buyer shall furnish NYSEG with non-binding preliminary maintenance schedules for the Fossil Plants covering the upcoming two years. The Buyer shall furnish NYSEG with non-binding updates to such schedules to reflect significant changes thereto. In the event NYSEG is unable to schedule the outage of its facilities to coincide with Buyer's schedule, NYSEG shall use all reasonable efforts to notify the Buyer in advance of the reasons for the facilities' outage, of the time scheduled for the outage to take place, and of its expected duration. The Buyer shall give notice to NYSEG regarding any scheduled maintenance of the Buyer's Purchased Assets which might reasonably be expected to affect the operation of NYSEG's Interconnection Facilities or the Transmission System.

                  3.14.2 Local Routine Inspection and Maintenance. NYSEG and the Buyer agree that, due to the integration of certain control and protective relaying schemes between the Buyer's Purchased Assets and NYSEG's Interconnection Facilities, it will be necessary for them to cooperate in the inspection, maintenance and testing of these areas of integration. Each Party shall provide advance notice to the other Party before undertaking any work in these areas, especially in electrical circuits involving circuit breaker trip and close control, and current transformers or potential transformers. NYSEG shall provide advance notice to the Buyer's security personnel before NYSEG's employees, including contractors or agents, enter the Buyer's facilities. The Buyer shall provide advance notice by telephone to NYSEG's dispatch personnel (or equivalent) before the Buyer's employees, including authorized contractors or agents, enter NYSEG's facilities.

         3.15     Safety.

                  3.15.1 General. NYSEG and the Buyer agree to be solely responsible for, and assume all liability for, the safety and supervision of their own employees, agents, representatives, and subcontractors, except that neither Party shall be responsible or liable hereunder for any injury to the extent caused by the gross negligence or willful misconduct of the other Party, or that Party's respective contractors or agents.

                           3.15.1.1 NYSEG and the Buyer agree that all work
performed by either Party which might reasonably be expected to affect the operations of the other Party shall be performed in accordance with all applicable laws, rules, and regulations pertaining to the safety of persons or property, and Good Utility Practice.

                  3.15.2 Switching, Tagging, and Mark-Up. The Buyer shall comply with NYSEG's Switching and Tagging Training Manual at all Points of Interconnection, a current copy of which is attached hereto as Schedule C to this Agreement. NYSEG will notify the Buyer of any changes in its Switching and Tagging Training Manual, a current copy of which is attached hereto as Schedule C to this Agreement.

                           3.15.2.1  The Buyer shall be responsible for all
switching, tagging and mark-ups on the Buyer's side of the Point of Interconnection, as such point is set forth in Schedule A to this Agreement, and NYSEG shall maintain and be responsible for all switching, tagging, and mark-ups at the Point of Interconnection, and on NYSEG's side of the Point of Interconnection.

                           3.15.2.2  NYSEG and the Buyer, in accordance with
Schedule C, shall be responsible for training and testing their respective operators for inclusion on a Joint Tag List. Either as changes occur or annually, each Party shall provide the other Party with an updated list of its employees qualified for inclusion on the Joint Tag List.

         3.16     Environmental Compliance and Procedures.

                  3.16.1 The Buyer and NYSEG shall each be responsible for (a) complying with all Environmental Laws applicable to the Buyer's Purchased Assets and the Excluded Assets, respectively, (b) obtaining and maintaining in force all applicable and required permits and approvals under such Environmental Laws and regulations applicable to the Buyer's Purchased Assets and the Excluded Assets, respectively, and (c) making all required reports and notifications applicable to the Buyer's Purchased Assets and the Excluded Assets, respectively, required by those laws and regulations.

                  3.16.2 Each Party shall notify the other party first verbally and then in writing, of any Release of Hazardous Substances, such as, but not limited to, asbestos or lead abatement, or any type of remediation activities as soon as possible but no later than twenty-four (24) hours of occurrence, and shall promptly furnish to the other Party copies of any reports filed with any governmental agencies covering such events.

                  3.16.3 Each Party shall not take any actions which might reasonably be expected to have a material adverse environmental impact upon the operations of the other Party without prior written notification and agreement between the Parties.

                  3.16.4 The Buyer shall not require NYSEG to modify any substation physical structures, including containment systems, unless required by law or regulation.

                  3.16.5 NYSEG and the Buyer agree to coordinate with each other concerning any regulatory obligations or filings. However, if such coordination cannot be achieved, each Party will be responsible for assuring compliance with its individual obligations.


                                    ARTICLE 4
                                   OPERATIONS

4.0      Operations.

         4.1 General. NYSEG and the Buyer agree to operate any equipment that might reasonably be expected to have an impact on the operations of the other Party in a safe and efficient manner and in accordance with all applicable Federal, state, and local laws, and Good Utility Practice.

                  4.1.1 The Buyer shall be required to comply with the requests, orders and directives of NYSEG to the extent such requests, orders, or directives of NYSEG are issued pursuant to Good Utility Practice, and are issued on a not unduly discriminatory basis and otherwise in accordance with the NYPP Agreement, the NYSEG Tariff, or the NYISO Tariff.

                  4.1.2 In the event the Buyer believes that a request, order, or directive of NYSEG exceeds any of the limitations in Section 4.1.1, it shall nevertheless comply with the request, order or directive of NYSEG pending resolution of the dispute under Article 12. The Parties agree to cooperate in good faith to expedite the resolution of any disputes arising under this Section 4.1.2.

         4.2      Buyer's Operating Obligations.

                  4.2.1 General. The Buyer shall request permission from NYSEG's dispatch personnel, or the System Operator, prior to opening and/or closing circuit breakers in accordance with NYSEG's Switching and Tagging Training Manual. The Buyer agrees to operate the Fossil Plants in accordance with the directives of NYSEG and the System Operator, and in accordance with Good Utility Practice.

                           4.2.1.1 The Buyer shall carry out all switching
orders from NYSEG's dispatch personnel, or the System Operator, in a timely manner.

                           4.2.1.2 The Buyer shall keep NYSEG advised of its
Fossil Plants' capabilities, if any, of participation in system restoration and/or they have black start capability.

                           4.2.1.3  The electrical supply to the Point of
Interconnection shall be in the
form of three-phase 60 Hz alternating current at the nominal system voltage at the Points of Interconnection.

                           4.2.1.4 The Buyer's equipment shall conform with
industry standards for harmonic distortion and voltage fluctuation.

                           4.2.1.5  Until the earlier of (a) such time as the
Buyer can schedule and settle directly with NYPP or NYISO, or (b) six (6) months from the commencement of operation of the "Real Time Market" as that market is defined in the NYISO Tariff, (1) Buyer shall (AA) schedule transactions with NYPP or the NYISO through the NYSEG Energy Control Center, and (BB) comply with all applicable scheduling requirements of NYPP or the NYISO, and (2) deviations between scheduled transaction amounts and output shall be settled monthly so that NYSEG and the Buyer are placed in substantially the same economic position as if the Buyer had scheduled and settled directly with NYPP or the NYISO. The settlement methodology shall be determined in NYSEG's reasonable discretion.

                  4.2.2 Voltage or Reactive Control Requirements. Unless otherwise agreed to by the Parties, the Buyer shall operate the Fossil Plants with automatic voltage regulation equipment in service at all times The voltage regulation equipment will control voltage at the Points of Interconnection consistent with the range of voltages set forth in Schedule D of this Agreement as may be amended by NYSEG, or the System Operator, from time to time. NYSEG, or the System Operator, may require the Buyer, at no charge to NYSEG, to provide reactive power from any of the Buyer's Fossil Plants, or to absorb reactive power from the Transmission System, provided that, in either case, the Fossil Plant is operating within its reactive generating capability and not violating any electric constraints.

                           4.2.2.1 If the Buyer fails to operate a Fossil Plant
in accordance with Schedule D and to the extent the Fossil Plant is operating within its reactive generating capability and not violating any electric constraints, NYSEG will provide written notice to the Buyer of NYSEG's intent to remedy that failure. If the Buyer does not promptly commence appropriate action after receiving such notice, NYSEG may then take necessary action at the Buyer's expense to remedy such failure, including the installation of capacitor banks or other reactive compensation equipment necessary to ensure the proper voltage or reactive supply at the Fossil Plant. NYSEG shall take, to the extent feasible, reasonable efforts to minimize the impact of such action on the operation of the Fossil Plants.

                           4.2.2.2  The Buyer shall notify the System Operator,
to the extent required by the System Operator, if a Fossil Plant(s) reaches a VAR limit, if there is any deviation from the assigned voltage schedule, or if any automatic voltage regulator is removed from or restored to service.

                           4.2.2.3  In addition to voltage regulation, the Buyer
shall adhere to the System Operator's service restoration plan and black start criteria, as amended from time to time, which plan and criteria shall be provided to the Buyer by NYSEG..

                  4.2.3 NYSEG or the System Operator may from time to time reasonably request, order, or direct the Buyer to adjust generator controls that impact the Transmission System, such as excitation, droop, and automatic generation control settings. The Buyer agrees to comply with such requests, orders, or directions.

                  4.2.4 Buyer acknowledges that the System Operator may have the right to require reduced or increased generation of the Fossil Plants in accordance with the NYPP Agreement, or the NYISO Tariff, as applicable, or in accordance with applicable rules of the System Operator.

                  4.2.5 The Buyer shall provide regulation and frequency response service to NYSEG in an amount equal to the product of (a) NYSEG's share of the total NYPP requirement as established by the NYPP, and (b) the ratio of the sum of the response rates (in units of MW/minute) for each of the Fossil Plants to the sum of all the response rates (in units of MW/minute) for all of the Fossil Plants designated below purchased by all bidders in NYSEG's auction of generation assets]. For the purpose of calculating this service, the designated Fossil Plants shall be the following generating stations: Kintigh, Goudey, Greenidge, and Milliken. If either the Hickling or Jennison generating stations, or both, are enhanced or upgraded to provide regulation and frequency response, that station, or both stations, shall be included in the list of Fossil Plants designated for the purpose of calculating the cost of this service.

         4.3 Auditing of Accounts and Records. Within two (2) years following a calendar year, the Buyer and NYSEG shall have the right, during normal business hours, to audit each other's accounts and records pertaining to transactions under this Agreement at the offices where such accounts and records are maintained; provided, however, that appropriate notice shall have been given prior to any audit, and provided further that the audit shall be limited to those portions of such accounts and records that relate to services provided under this Agreement for that calendar year. The Party being audited will be entitled to review the audit report and any supporting materials. To the extent that audited information includes confidential information, the auditing Party shall designate an independent auditor to perform such audit.


                                    ARTICLE 5

                  COST RESPONSIBILITIES AND BILLING PROCEDURES

5.0      Cost Responsibilities and Billing Procedures.

         5.1      Cost Responsibilities for Local Services.

                  5.1.1 Each Party shall be responsible for the costs for services provided to the other Party in Sections 3.8 and 3.9 as set forth in those sections.

                  5.1.2 For services which have identified price/rate schedules set forth herein, said payment shall be in accordance with said schedules as in effect from time to time. For services which require reimbursement but do not have identified price/rate schedules, the Parties shall, to the extent practicable, agree upon the price/rate to be paid prior to the performance or provision of said services.

         5.2      Billing Procedures.

                  5.2.1 General. Within ten (10) days after the first day of each month, each Party shall prepare an invoice for those reimbursable services provided to the other Party under this Agreement during the preceding month.

                  5.2.2 Each invoice shall delineate the month in which the services were provided, shall fully describe the services rendered, and shall be itemized to reflect the services performed or provided.

                  5.2.3 The invoice shall be paid within thirty (30) days of issuance. All payments shall be made in immediately available funds payable to the other Party, or by wire transfer to a bank named and account designated by the invoicing Party.

                  5.2.4 Disputed amounts shall be placed in an interest-bearing escrow account, subject to resolution.

         5.3 Payment of Invoices. Payment of an invoice shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement, nor shall such payment constitute a waiver of any claims arising hereunder.

         5.4 Interest on Unpaid Balances. Interest on any unpaid amounts (including amounts placed in escrow) shall be calculated in accordance with the methodology specified for interest on refunds in FERC's regulations at 18 C.F.R.
Section 35.19a(a)(2)(iii). Interest on delinquent amounts shall be calculated from the due date of the bill to the date of payment. When payments are made by mail, bills shall be considered as having been paid on the date of receipt by the other Party.

         5.5 Default. In the event either Party fails to make payment to the other Party on or before the due date as described above, and such failure of payment is not corrected within thirty (30) calendar days after the Party notifies the Party in default to cure such failure, in the event of a default by said Party shall be deemed to exist and the provisions of Article 8.0 shall apply.

         5.6 Billing Dispute. In the event of a billing dispute between NYSEG and the Buyer, each Party shall continue to provide services as long as the other Party (a) continues to make all payments not in dispute, and (b) pays into an escrow account the portion of the invoice in dispute, pending resolution of such dispute.


                                    ARTICLE 6
                                  DOCUMENTATION

6.0      Documentation.

         6.1      Drawings.

                  6.1.1 Drawings that exclusively describe the Buyer's Purchased Assets and are not the proprietary information of third parties will be transferred by NYSEG to the Buyer prior to the Closing. Drawings that exclusively describe the Excluded Assets, including NYSEG's Interconnection Facilities, will be retained by NYSEG, and drawings of the Transmission System shall be made available to Buyer upon reasonable request. Drawings describing the Fossil Plant and the Excluded Assets on the same drawing will be identified and marked as "common drawings." NYSEG shall retain a copy of the common drawings and shall provide a copy of same to the Buyer prior to the Closing. A list of drawings common to both Parties will be developed prior to the Closing.

                  6.1.2 Each Party shall be responsible for updates and corrections to its respective drawings and shall provide copies thereof to the other Party as soon as practicable after the updates or corrections are made. Before the Closing, the Parties shall develop mutually agreeable procedures for updating drawings.

                  6.1.3 Except as otherwise noted on the document or drawing, NYSEG makes no representations as to the accuracy, detail, or completeness of the documents or drawings provided to the Buyer at or before the Closing, and the Buyer hereby releases NYSEG from any liability arising as a result of the Buyer's use of such documentation or drawings.



                                    ARTICLE 7

                                 CONFIDENTIALITY

7.0      Confidentiality.

         7.1 Confidentiality of NYSEG. NYSEG shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by the Buyer in connection with this Agreement. Except to the extent that such information or documents are (a) generally available to the public other than as a result of a disclosure by NYSEG, (b) available to NYSEG on a non-confidential basis prior to disclosure to NYSEG by the Buyer, or (c) available to NYSEG on a non-confidential basis from a source other than the Buyer, provided that such source is not known, and by reasonable effort could not be known, by NYSEG to be bound by a confidentiality agreement with the Buyer or otherwise prohibited from transmitting the information to NYSEG by a contractual, legal or fiduciary obligation, NYSEG shall not release or disclose such information to any other person, except to its employees on a need-to-know basis, in connection with this Agreement who has not first been advised of the confidentiality provisions of this Section 7.1 and has agreed in writing to comply with such provisions. In no event shall such information be disclosed in violation of the requirements of FERC Orders 889 and 889-A, and any successor thereto. NYSEG shall promptly notify the Buyer if it receives notice or otherwise concludes that the production of any information subject to this
Section 7.1 is being sought under any provision of law. NYSEG may utilize information subject to this Section 7.1 in any proceeding under Article 12, subject a to confidentiality agreement with the participants.

         7.2 Confidentiality of the Buyer. The Buyer shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by NYSEG in connection with this Agreement. Except to the extent that such information or documents are (a) generally available to the public other than as a result of a disclosure by the Buyer, (b) available to the Buyer on a non-confidential basis prior to disclosure to the Buyer by NYSEG, or (c) available to the Buyer on a non-confidential basis from a source other than NYSEG, provided that such source is not known, and by reasonable effort could not be known, by the Buyer to be bound by a confidentiality agreement with NYSEG or otherwise prohibited from transmitting the information to the Buyer by a contractual, legal or fiduciary obligation, the Buyer shall not release or disclose such information to any other person, except its employees on a need-to-know basis in connection with this Agreement who has not first been advised of the confidentiality provisions of this Section
7.2 and has agreed to comply in writing with such provisions. The Buyer shall promptly notify NYSEG if it receives notice or otherwise concludes that the production of any information subject to this Section 7.2 is being sought under any provision of law. Buyer may utilize information subject to this Section 7.2 in any proceeding under Article 12, subject to a confidentiality agreement with the participants.

         7.3      Confidentiality of Audits.

                  The independent auditor performing any audit, as referred to in Section 4.3, shall be subject to a confidentiality agreement between the auditor and the Party being audited. Such audit information shall be treated as confidential except to the extent that its disclosure is required by regulatory or judicial order, for reliability purposes pursuant to Good Utility Practice, pursuant to applicable FERC rules and regulations, as amended from time to time, or as required by NYSEG. Except as provided herein, neither Party will disclose the audit information to any third party without the other Party's prior written consent. Audit information in the possession of the Party not being audited shall be subject to all provisions of this Article, as applicable.

         7.4      Remedies.

                  The Parties agree that monetary damages would be inadequate to compensate a

Party for the other Party's breach of its obligations under this Article 7. Each Party accordingly agrees, subject to Section 18.0, that the other Party shall be entitled to equitable relief, by way of injunction or otherwise, if the first Party breaches or threatens to breach its obligations under this Article, which equitable relief shall be granted without bond or proof of damages, and the receiving Party shall not plead in defense that there would be an adequate remedy at law.


                                    ARTICLE 8
                                EVENTS OF DEFAULT

8.0      Events of Default.

         8.1 Any one of the following shall constitute an event of default under this Agreement:

                  (a)  The failure to pay any amount when due;

                  (b) A breach of any material term or condition of this Agreement, including but not limited to any material breach of a representation, warranty or covenant made in this Agreement, including the Appendices. Failure by a Party to provide any required schedule, report or notice hereunder may constitute a material breach hereof if such failure is not cured within thirty
(30) days after notice to the defaulting Party;

                  (c) The appointment of a receiver or liquidator or trustee for either Party or of any property of a Party, and such receiver, liquidator or trustee is not discharged within sixty (60) days;

                  (d) The entry of a decree adjudicating a Party or any substantial part of the property of a Party bankrupt or insolvent, and such decree is continued undischarged and unstayed for a period of sixty (60) days;

                  (e) The filing of a voluntary petition in bankruptcy under any provision of any Federal or state bankruptcy law by a Party; or

                  (f) The failure or refusal of the Buyer to permit NYSEG's representatives access to information, or the Fossil Plants, as necessary for NYSEG to operate its Transmission System in order to examine, inspect and test such information and Fossil Plants.

         8.2 (a) Upon the occurrence of an event of default, the Party not in default may give written notice of the default to the defaulting Party. Such notice shall set forth, in reasonable detail, the nature of the default and, where known and applicable, the steps necessary to cure such default. Except with respect to a payment default as described in Section 8.1(a), the defaulting Party shall have thirty (30) days following receipt of such notice either to (i) cure such default, or (ii) commence in good faith all such steps as are reasonable and appropriate to cure such default in the event such default cannot, in the reasonable judgment of such non-defaulting Party, be completely cured within such thirty (30) day period. With respect to the payment default described in Section 8.1(a), the defaulting party, shall have ten (10) days from receipt of such default notice to cure such default.

                  (b) If the defaulting Party fails to cure such default or take such steps as provided under subparagraph (a) above, this Agreement may be terminated by written notice to the Party in default hereof. This Agreement shall thereupon terminate and the non-defaulting Party may exercise all such rights and remedies as may be available to it to recover damages, subject to
Article 18 of this Agreement, caused by such default.

                  (c) Notwithstanding the foregoing, upon the occurrence of any such event of default, the non-defaulting Party shall be entitled (i) to commence an action to require the defaulting Party to remedy such default and specifically perform its duties and obligations hereunder in accordance with the terms and conditions hereof, and
(ii) to exercise such other rights and remedies as it may have at equity or at law.

         8.3 Notwithstanding anything in this Agreement to the contrary, the Buyer's failure to comply with the provisions of Section 4.1 or 4.2 of this Agreement shall constitute an event of default, and if such event of default is reasonably likely to have an immediate and material adverse effect on NYSEG or the Transmission System, (a) NYSEG shall have no obligation to permit the Buyer an opportunity to cure that event of default, and (b) NYSEG shall have the right to take immediately all reasonable steps and/or to exercise immediately all remedies available under this Agreement, or at law or in equity, including the right to disconnect the Fossil Plants from the Transmission System, in order to cure such default, and (c) the Buyer shall be liable to NYSEG, despite the provisions of Section 18.0, for all damages, costs and expenses incurred by NYSEG (including damages, costs, and expenses related to a claim by a third party) as a result of such event of default.

         8.4 If the Buyer fails to perform any obligation under this Agreement, NYSEG may cure the default, and any funds expended to effect such cure shall be due and payable on demand together with interest at the prime rate.


                                    ARTICLE 9
                                 INDEMNIFICATION

9.0      Indemnification.

         9.1      Buyer's Indemnification.

                  The Buyer shall indemnify, hold harmless, and defend NYSEG, its parent, Affiliates, and successors, and their respective officers, directors, employees, agents, subcontractors, and successors, from and against any and all claims, demands, liabilities, costs, losses, judgments, damages, and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by NYSEG in any action or proceeding between NYSEG and a third party, the Buyer, or any other party) for damage to property, injury to or death of any person, including NYSEG's employees, the Buyer's employees and their affiliates' employees, or any third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by the Buyer and/or its officers, directors, employees, agents, contractors and subcontractors arising out of or connected with this Agreement.

         9.2      NYSEG's Indemnification.

                  NYSEG shall indemnify, hold harmless, and defend the Buyer, its parent, affiliates, and successors, and their respective officers, directors, employees, agents, subcontractors, and successors from and against any and all claims, liabilities, costs, damages, and expenses (including, without limitation, reasonable attorney and expert fees and disbursements incurred by the Buyer in any action or proceeding between the Buyer and third party, NYSEG, or any other party) for damage to property, injury to or death of any person, including NYSEG's employees, the Buyer's employees and their Affiliates' employees, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by NYSEG and/or its officers, directors, employees, agents, and subcontractors arising out of or connected with this Agreement.

         9.3      Indemnification Procedures.

                  If either Party intends to seek indemnification under this
Article 9.0 from the other Party, the Party seeking indemnification shall give the other Party notice of such claim within ninety (90) days of the commencement of, or the Party's actual knowledge of, such claim or action. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated, if necessary) of the claim that has been, or may be sustained by, said Party. To the extent that the other Party will have been actually and materially prejudiced as a result of the failure to provide such notice, such notice will be a condition precedent to any liability of the other Party under the provisions for indemnification contained in this Agreement. Neither Party may settle or compromise any claim without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed.

         9.4 Survival. The indemnification obligations of each Party under this
Article 9.0 shall continue in full force and effect regardless of whether this Agreement expires, terminates or is canceled. Such obligations shall not be limited in any way by any limitation on insurance, by the amount or types of damages, or by any compensation or benefits payable by the parties under Worker's Compensation Acts, disability benefit acts or other employee acts, or otherwise.

                                   ARTICLE 10
                                    INSURANCE

10.0     Insurance.

         10.1 The Parties agree to maintain, at their own cost and expense, fire, liability, worker's compensation, and other forms of insurance relating to their property and facilities in the manner, and amounts, and for the durations set forth in Schedule E to this Agreement as both Parties may from time to time, agree to amend.

         10.2 The Parties agree to furnish each other with certificates of insurance evidencing the insurance coverage set forth in Schedule E, and the Parties agree to notify and send copies to the other of any policies maintained hereunder written on a "claims made" basis. Each Party may require the other Party to maintain tail coverage for five years on all policies written on a "claims made" basis.

         10.3 Every contract of insurance providing the coverages required in Schedule E shall contain the following or equivalent clause:"No reduction, cancellation or expiration of the policy shall be effective until ninety (90) days from the date written notice thereof is actually received by said Party." Upon receipt of any notice of reduction, cancellation or expiration, the Party shall immediately notify the other Party in accordance with Article 19.

         10.4 Each Party, and its Affiliates, shall be named as additional insureds on the general liability insurance policies set forth in Schedule E as regards liability under this Agreement.

         10.5 Each Party shall provide and shall continue to provide to the other Party during the term of this Agreement (including any extensions), by delivering to the other Party properly executed and current certificates of insurance relative to insurance policies. Certificates of insurance shall provide the following information:

                  (i) Name of insurance company, policy number and expiration date.

                  (ii) The coverage required and the limits on each, including the amount of deductibles or self-insured retentions.

                  (iii) A statement indicating that the insureds shall receive at least ninety (90) days prior written notice of cancellation or reduction of liability limits with respect to said insurance policies, and

                  (iv) To the extent applicable, a statement indicating that the appropriate parties have been named as an additional insureds.

         10.6 A copy of each insurance policy, certified as a true copy by an authorized representative of the issuing insurance company, or in lieu thereof or in addition thereto, at a Party's discretion, a certificate in form satisfactory to that Party certifying to the issuance of such insurance, shall be furnished to that Party not less than ten (10) days prior to the interconnection of the Fossil Plant and fifteen (15) days prior to the expiration date of each such policy and/or certificate.

         10.7 Each Party shall the right to inspect the original policies of insurance applicable to this Agreement at the other Party's place of business during regular business hours.



                                   ARTICLE 11
                                  FORCE MAJEURE

11.0     Force Majeure.

         11.1 Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor NYSEG shall be liable in damages, or otherwise responsible to the other, for its failure to carry out any of its obligations under this Agreement, other than any obligation to pay an amount when due, if and only to the extent that it is unable to so perform or is prevented from performing by an event of force majeure.

         11.2 The term "force majeure" as used herein means those causes beyond the reasonable control of the Party affected, which by the exercise of reasonable diligence, including Good Utility Practice, that Party is unable to prevent, avoid, mitigate, or overcome, including the following: any act of God, labor disturbance (including a strike, or other labor dispute), act of the public enemy, war, insurrection, riot, fire, storm or flood, explosion, solar magnetic or other electric system disturbance, order, regulation or restriction imposed by governmental, military or lawfully-established civilian authorities, or any other cause of a similar nature beyond a Party's reasonable control.

         11.3 If a Party shall rely on the occurrence of an event or condition described above as a basis for being excused from performance of its obligations under this Agreement, then the Party relying on the event or condition shall:
(a) provide prompt written notice of such force majeure event or condition to the other Party giving a detailed written explanation of the event, including an estimation of its expected duration and the probable impact on the performance of its obligations hereunder; (b) exercise all reasonable efforts in accordance with Good Utility Practice to continue to perform its obligations under this Agreement; (c) expeditiously take action to correct or cure the event or condition excusing performance; provided, however, that settlement of labor disputes will be completely within the sole discretion of the Party affected by such labor dispute; (d) exercise all reasonable efforts to mitigate or limit damages to the other Party; and (e) provide prompt notice to the other Party of the cessation of the event or condition giving rise to its excuse from performance.



                                   ARTICLE 12
                                    DISPUTES

12.0     Disputes.

         12.1 Any disagreement between NYSEG and the Buyer as to their rights and obligations under this Agreement shall first be addressed by the Parties. In the event that representatives of the Buyer and NYSEG are unable in good faith to resolve their disagreement satisfactorily, they shall refer the matter to their respective senior management. If after using their good faith, best efforts to try to resolve the dispute, senior management can not resolve the dispute in thirty (30) days, either Party may exercise any right or remedy available under this Agreement, at law or in equity.

         12.2 Nothing in this Article 12 shall restrict the right of either Party to file a complaint with the FERC under relevant provisions of the Federal Power Act.


                                   ARTICLE 13
                                 REPRESENTATIONS

13.0     Representations.

         13.1 Representations of NYSEG. NYSEG represents and warrants to the Buyer as follows:

                  13.1.1 Organization. NYSEG is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York , and NYSEG has the requisite corporate power and authority to carry on its business as now being conducted.

                  13.1.2 Authority Relative to this Agreement. NYSEG has the requisite power and authority to execute and deliver this Agreement and, subject to the procurement of applicable regulatory approvals, to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by all required corporate action. The Agreement has been duly and validly executed and delivered by NYSEG and, assuming that it is duly and validly executed and delivered by the Buyer, constitutes a legal, valid and binding agreement of NYSEG.

                  13.1.3 Regulatory Approval. NYSEG has obtained any and all approvals of, and given any notices to, any public authority that are required for NYSEG to execute and deliver this Agreement.

                  13.1.4 Compliance With Law. NYSEG represents and warrants that it is not in violation of any applicable law, statute, order, rule, regulation promulgated or judgment entered or entered by any Federal, state, or local governmental authority, which violation would affect NYSEG's performance of its obligations under this Agreement. NYSEG represents and warrants that it will comply with all applicable material laws, rules, regulations, codes, and standards of all Federal, state, and local governmental agencies having jurisdiction over NYSEG or this Agreement.

         13.2 Representations of the Buyer. The Buyer represents and warrants to NYSEG as follows:

                  13.2.1 Organization. The Buyer is a limited liability company organized, validly existing, and in good standing under the laws of the State of Delaware, and the Buyer has the requisite power and authority to carry on its business as now being conducted.

                  13.2.2 Authority Relative to this Agreement. The Buyer has the requisite power and authority to execute and deliver this Agreement and, subject to the procurement of applicable regulatory approvals, to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by all required action. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming that it is duly and validly executed and delivered by NYSEG, constitutes a legal, valid and binding agreement of the Buyer.

                  13.2.3 Regulatory Approval. The Buyer has obtained any and all approvals of, and given any notices to, any public authority that are required for the Buyer to execute and deliver this Agreement.

                  13.2.4 Compliance With Law. The Buyer represents and warrants that it is not in violation of any applicable law, statute, order, rule, regulation or judgment promulgated or entered by any Federal, state, or local governmental authority, which violation would affect Buyer's performance of its obligations under this Agreement. The Buyer represents and warrants that it will comply with all applicable material laws, rules, regulations, codes, and standards of all Federal, state, and local governmental agencies having jurisdiction over the Buyer or this Agreement.

         13.3 Representations of Both Parties. The representations and warranties in Sections 13.1.4 and 13.2.4 shall continue in full force and effect for the term of this Agreement.


                                   ARTICLE 14
                     ASSIGNMENT/CHANGE IN CORPORATE IDENTITY

14.0     Assignment/Change in Corporate Identity.

         14.1 This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned, except to an Affiliate of NYSEG that owns the Transmission System or to an Affiliate of the Buyer that owns the Buyer's Purchased Assets, by either Party hereto, whether by operation of law or otherwise, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any assignment of this Agreement in violation of the foregoing shall be, at the option of the non-assigning Party, void. Notwithstanding the foregoing, the Buyer may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institution(s) for the purposes of financing or refinancing the acquisition of the Buyer's Purchased Assets, including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, pledges, conveyances or dispositions in lieu thereof; provided, however, that no such assignment, transfer, pledge, conveyance, or disposition shall relieve or in any way discharge the Buyer from the performance of its duties and obligations under this Agreement. NYSEG agrees to execute and deliver, at the Buyer's expense, such documents as may be reasonably necessary to accomplish any such assignment, transfer, pledge, conveyance, or disposition of rights hereunder for purposes of the financing or refinancing of the acquisition of the Buyer's Purchased Assets, so long as NYSEG's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

         14.2 No assignment, transfer, pledge, conveyance, or disposition of rights or obligations under this Agreement by a Party shall relieve that Party from liability and financial responsibility for the performance thereof after any such assignment, transfer, conveyance, pledge, or disposition unless and until the transferee or assignee shall agree in writing to assume the obligations and duties of that Party under this Agreement and the non-assigning Party has consented in writing to such assumption and to a release of the assigning Party from such liability.

         14.3 If either Party terminates its existence as a corporate entity by merger, acquisition, sale, consolidation, or otherwise, or if all or substantially all of such Party's assets are transferred to another person or business entity without complying with this Article 14, the other Party shall have the right, enforceable in a court of competent jurisdiction, to enjoin the first Party's successor from using the property in any manner that interferes with, impedes, or restricts such other Party's ability to carry out its ongoing business operations, rights, and obligations. Where applicable, NYSEG shall have the right, as set forth in Section 3.2.2, to operate such equipment set forth in
Section 3.2.2 which is necessary for NYSEG to Maintain the Transmission System.


                                   ARTICLE 15


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
                                 SUBCONTRACTORS

15.0     Subcontractors.

         15.1 Nothing in this Agreement shall prevent a Party from utilizing the services of such subcontractors as it deems appropriate to perform its obligations under this Agreement; provided, however, that each Party shall require its subcontractors to comply with all applicable terms and conditions of this Agreement in providing such services.

         15.2 The creation of any subcontractor relationship shall not relieve the hiring Party of any of its obligations under this Agreement. Subject to
Article 18, each Party shall be fully responsible to the other Party for the acts and/or omissions of any subcontractor it hires as if no subcontract had been made. Any applicable obligation imposed by this Agreement upon a Party shall be equally binding upon, and shall be construed as having application to, any subcontractor of such Party.


                                   ARTICLE 16
                                 LABOR RELATIONS

16.0     Labor Relations.

         NYSEG and the Buyer agree to notify immediately the other Party verbally, and then in writing, of any labor dispute (including a strike) or anticipated labor dispute of which its management has actual knowledge that may reasonably be expected to affect the operations of the other Party with respect to this Agreement.


                                   ARTICLE 17
                          INDEPENDENT CONTRACTOR STATUS

17.0     Independent Contractor Status.

         Nothing in this Agreement shall be construed as creating any relationship between NYSEG and the Buyer other than that of independent contractors.


                                   ARTICLE 18
                             LIMITATION OF LIABILITY

18.0     Limitation on Damages.


         Except for indemnity obligations set forth in Article 9, and as set forth in Section 8.3, neither NYSEG nor the Buyer, nor their respective officers, directors, agents, employees, parents, affiliates, successors or assigns, nor their respective officers, directors, agents, employees, successors or assigns shall be liable to the other Party or its parent, subsidiaries, affiliates, officers, directors, agents, employees, successors or assigns for claims, suits, actions or causes of action or otherwise for incidental, punitive, special, indirect, multiple or consequential damages (including, without limitation, attorneys' fees or litigation costs) connected with, or resulting from, performance or non-performance of this Agreement, or any actions undertaken in connection with or related to this Agreement, including, without limitation, any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty or strict liability. The provisions of this Section 18.0 shall apply regardless of fault and shall survive termination, cancellation, suspension, completion, or expiration of this Agreement.


                                   ARTICLE 19
                                     NOTICES

19.0     Notices.

         19.1 On or prior to the Effective Date, each Party shall indicate to the other Party, by notice, the appropriate person and their telephone numbers during each eight-hour work shift to contact in the event of an Emergency, a scheduled or forced interruption, or reduction in services. The notice last received by a Party shall be effective until modified in writing by the other Party.

         19.2 Except as otherwise provided herein, all notices, requests, claims, demands, invoices, and other communications hereunder shall be in writing and shall be given (and except as otherwise expressly provided herein, will be deemed to have been duly given if so given) by hand delivery, cable, telecopy (confirmed in writing) or telex, or by mail (registered or certified, postage prepaid) to the respective Parties as follows:

                                   New York State Electric & Gas Corporation
                                   Corporate Drive
                                   Kirkwood Industrial Park
                                   Binghamton, New York   13902-5225
                                   Attn: Denis E. Wickham, Senior Vice President
                                         Energy Operating Services

                                   AES NY, L.L.C.
                                   1001 North 19th Street
                                   Arlington, Virginia 22209
                                   Attn: Project Manager


or such other address as is furnished in writing by such Party; and any such notice or communication shall be deemed to have been given as of the date so mailed.


                                   ARTICLE 20
                                    HEADINGS

20.0     Headings.

         The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

                                   ARTICLE 21
                                     WAIVER

21.0     Waiver.

         Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent failure of the first Party to comply with such obligation, covenant, agreement, or condition.


                                   ARTICLE 22
                                  COUNTERPARTS

22.0     Counterparts.

         This Agreement may be executed in two or more counterparts, all of which will be considered one and the same Agreement, and each of which shall be deemed an original.


                                   ARTICLE 23
                                  GOVERNING LAW

23.0     Governing Law.

         23.1     Laws and Regulations.

                  This Agreement and all rights, obligations, and performances of the Parties hereunder, are subject to all applicable Federal and state laws, and to all duly-promulgated orders and other duly-authorized action of governmental authorities having jurisdiction.

         23.2 When not in conflict with or preempted by Federal law, this Agreement will be governed by and construed in accordance with the law of the State of New York , without giving effect to the conflict of law principles thereof. Except for those matters covered in this Agreement that are jurisdictional to the FERC or the appellate courts having jurisdiction over FERC matters, any action arising out of or concerning this Agreement must be brought in the Federal or state courts of the State of New York . Both Parties hereby consent to the exclusive jurisdiction of the State of New York for the purpose of hearing and determining any action not preempted by Federal law or not within the jurisdiction of the FERC.


                                   ARTICLE 24
                                  SEVERABILITY

24.0     Severability.

         In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court or regulatory authority of competent jurisdiction, the Parties shall, to the extent possible, negotiate an equitable adjustment to the provisions of this Agreement with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions hereof shall not be affected by such holding.


                                   ARTICLE 25
                                    AMENDMENT

25.0     Amendments.

         25.1 Except as provided under Section 2.2, the rates, terms, and conditions contained in this Agreement are not subject to change under Sections 205 or 206 of the Federal Power Act, as either section may be amended or superseded, absent the mutual written agreement of the Parties. It is the intent of this Section 25.1 that, to the maximum extent permitted by law, the rates, terms and conditions in this Agreement shall not be subject to change, regardless of whether such change is sought (a) by the FERC acting sua sponte on behalf of a Party or third party, (b) by a Party, (c) by a third party, or (d) in any other manner.

         25.2 This Agreement may be amended, modified, or supplemented only by written agreement of both NYSEG and the Buyer.


                                   ARTICLE 26
                                ENTIRE AGREEMENT

26.0     Entire Agreement.

         This Agreement constitutes the entire understanding between the Parties, and supersedes any and all previous understandings, oral or written, which pertain to the subject matter contained herein or therein.


                                   ARTICLE 27
                          NO THIRD PARTY BENEFICIARIES

         27.0 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any person, other than the Parties, any rights or remedies under or by reason of this Agreement.


                                   ARTICLE 28
                                    CONFLICTS

         28.0 Conflicts. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not affect any of the Buyer's or NYSEG's rights or obligations under (a) the APA, (b) the Milliken Operating Agreement between NYSEG and the Buyer, dated as of August 3, 1998 (c) the NYPP Agreement, (d) the NYISO Tariff and related agreements, or (e) applicable

FERC orders, regulations or policy (such agreements, orders, regulations, tariff and policy referred to collectively as the "Ancillary Documents"). In the event of a conflict between the provisions of this Agreement and the provisions of one or more Ancillary Documents, which conflict is not permissible or has not been waived by the appropriate regulatory agency, the provisions of the Ancillary Document shall control.

                                   ARTICLE 29
                               FURTHER ASSURANCES

         29.0 Further Assurances. The Parties hereto agree to execute and deliver promptly, at the expense of the Party requesting such action, any and all other and further information, instruments and documents that may be reasonably requested in order to effectuate the transactions contemplated hereby, including but not limited to, such instruments or documents to establish, if necessary, an alternative arrangement, for access to services under this Agreement.


         IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the date first above written.


                                                     NEW YORK STATE ELECTRIC
                                                          & GAS CORPORATION




                                                     ------------------------
                                                     Kenneth M. Jasinski
                                                     Executive Vice President





                                                     AES NY, L.L.C.


                                                     ------------------------
                                                     Henry Aszklar
                                                     Manager